Exhibit 99.1

Contact: Rachel Webb Vice President, Finance & Investor Relations rachel.webb@jackinthebox.com (858) 522-4556

Press Release

Jack in the Box Inc. Appoints Taylor Montgomery as President

Restaurant Executive to Drive Sustainable Growth and Strengthen Brand Performance

Appointment Advances Planned CEO Succession and Supports Seamless Leadership Transition

SAN DIEGO – August 20, 2026 – Jack in the Box Inc. (“Jack in the Box” or the “Company”) (NASDAQ: JACK), today announced its Board of Directors has appointed Taylor Montgomery as President, effective September 14, 2026. In this newly created role, Montgomery will lead Jack in the Box’s brand strategy, with a focus on driving sustainable sales growth, improving franchisee profitability, and positioning the Company for long-term success.
Mr. Montgomery’s appointment marks the next step in the Company’s previously announced succession plan. He is expected to assume the role of Chief Executive Officer within the next 12 months and will also join the Board at that time. During this transition, Mr. Montgomery will work closely with Executive Chairman and Interim Chief Executive Officer Mark King to accelerate execution of the Company’s strategic priorities and maintain continuity across the business. Mr. King will remain Chairman following the transition.
“I am thrilled to welcome Taylor to Jack in the Box. He is a proven leader with a track record of driving sustainable brand growth and results, and I have seen his ability to execute firsthand,” said Mr. King. “Taylor brings a deep understanding of the franchised QSR industry, and I am confident he will advance our strategy and vision. I look forward to working together as we build on our momentum.”
“Jack in the Box is an iconic brand with tremendous potential, and I am excited to help lead its next chapter and create lasting value for the Company and its shareholders,” said Mr. Montgomery. “I look forward to working alongside Mark, the leadership team, and our franchisees to accelerate same-store sales growth, strengthen restaurant-level execution, and bring more guests to Jack in the Box.”
Mr. Montgomery most recently served as Global Chief Brand Officer at Taco Bell, part of Yum! Brands, where he led the brand’s growth strategy, overseeing more than $18 billion in systemwide sales across over 9,000 restaurants. During his tenure, Taco Bell outpaced industry performance, including delivering over 7% sales growth, 3% restaurant growth, and 8% profit growth last year. Mr. Montgomery spent more than a decade at Yum! Brands, holding leadership roles across brand marketing and innovation at Taco Bell and spearheading initiatives such as Live Más LIVE and the launch of Cantina Chicken. In 2024, he was named to Forbes’ World’s Most Influential CMOs list. Mr. Montgomery previously spent more than five years at Procter & Gamble, where he held brand strategy roles across multiple consumer brands.
About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,115 restaurants across 25 states, Guam and Mexico. For more information, including franchising opportunities, visit www.jackinthebox.com.

Exhibit 99.1

Contact:

Rachel Webb
858-522-4556
rachel.webb@jackinthebox.com